Exhibit 10.5

Execution Copy

COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT

AMONG

THE LENDERS,

THE NOTEHOLDERS

AND

JPMORGAN CHASE BANK, N.A., as Collateral Agent

Re:

Credit Agreement
Dated as of July 18, 2008,

Note Purchase Agreement
Dated as of September 29, 2005

and

Note Purchase Agreement
Dated as of December 7, 2006

of

Modine Manufacturing Company

Dated as of February 17, 2009

i

SECTION 7.	MISCELLANEOUS	22
7.1	Entire Agreement	22
7.2	Notices	22
7.3	Successors and Assigns	22
7.4	Consents, Amendments, Waivers	23
7.5	Governing Law	23
7.6	Counterparts	23
7.7	Severability	23
7.8	Continuing Agreement; Reinstatement	23
7.9	Conflict with Other Agreements	23
7.10	Resolution of Drafting Ambiguities	23

EXHIBITS:

Exhibit A   List of Mortgaged Property
Exhibit B   Successor 2008 Lender Acknowledgment
Exhibit C   Successor Noteholder Acknowledgment
Exhibit D   Pledge and Security Agreement

ii

COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT

THIS COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT (this "Agreement") dated as of February 17, 2009 is entered into among the Secured Parties (as defined below) of Modine Manufacturing Company, a Wisconsin corporation (the "Company" or "Borrower"), and of certain Domestic Subsidiaries (as defined below) of the Company, and JPMorgan Chase Bank, N.A., as Collateral Agent.

RECITALS

A.            Under the Amended and Restated Credit Agreement dated as of July 18, 2008 (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the "2008 Credit Agreement"), among the Company, any Foreign Subsidiary Borrowers party thereto from time to time, each of the lenders party thereto from time to time (collectively, with the Agent and any such lender in any capacity under the 2008 Credit Agreement, the "2008 Lenders") and JPMorgan Chase Bank, N.A., a national banking association, as agent, the 2008 Lenders made available to the Company and certain of its Subsidiaries credit facilities (all amounts outstanding at any time in respect of the 2008 Credit Agreement, whether constituting present or future loans, letters of credit or other advances, being hereinafter collectively referred to as the "Advances").  The current aggregate commitment under the 2008 Credit Agreement is $175,000,000.  The current aggregate principal balance under the 2008 Credit Agreement is $94,000,000.

B.             Under the Note Purchase Agreement dated as of September 29, 2005 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the "2005 Note Purchase Agreement"), among the Company and the purchasers named therein or that are otherwise holders of the 2005 Notes (collectively, the "2005 Noteholders"), the Company issued and sold to the 2005 Noteholders its 4.91% Senior Notes due September 29, 2015 in the aggregate principal amount of $75,000,000 (such outstanding series of Notes, as amended, restated or otherwise modified or replaced from time to time, together with any additional notes issued pursuant to the 2005 Note Purchase Agreement at any time, collectively, the "2005 Notes").  The current aggregate principal balance of the 2005 Notes is $75,000,000.

C.             Under the Note Purchase Agreement dated as of December 7, 2006 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the "2006 Note Purchase Agreement"), among the Company and the purchasers named therein or that are otherwise holders of the 2006 Notes (collectively, the "2006 Noteholders"), the Company issued and sold to the 2005 Noteholders its 5.68% Senior Notes, Series A, due December 7, 2017 in the aggregate principal amount of $50,000,000 and its 5.68% Senior Notes, Series B, due December 7, 2018 in the aggregate principal amount of $25,000,000 (such outstanding series of Notes, as amended, restated or otherwise modified or replaced from time to time, together with any additional notes issued pursuant to the 2005 Note Purchase Agreement at any time, collectively, the "2006 Notes").  The current aggregate principal balance of the 2006 Notes is $75,000,000.

D.             Under the 2008 Credit Agreement, the Company, as security for the payment of the Advances and all other obligations of the Company under the 2008 Credit Agreement and certain hedging obligations and banking service obligations, covenants (i) to cause certain Domestic Subsidiaries (as defined below) of the Company to deliver to the 2008 Lenders a guaranty (collectively, the "2008 Lender Guaranties"); (ii) to grant a security interest in (a) substantially all present and future accounts, chattel paper, commercial tort claims, deposit accounts, documents, farm products, fixtures, chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights (as those terms are defined in the Illinois Uniform Commercial Code) and all other personal property of the Company and each Guarantor, provided that Liens granted on the Capital Stock of foreign Subsidiaries shall be limited to material foreign Subsidiaries (as described in the 2008 Credit Agreement) and shall not exceed 65% of the voting Capital Stock of such material foreign Subsidiaries and (b) the Specified Real Property, as defined below (the "Collateral", and each security agreement, pledge agreement, pledge and security agreement, mortgage, deed of trust and similar agreement and any other agreement from the Company or any Guarantor granting a Lien on any of its personal property or the Specified Real Property to secure the Secured Obligations, as any of the foregoing may be amended or modified from time to time, the "Collateral Documents"); and (iii) the 2008 Lenders, the 2005 Noteholders and the 2006 Noteholders enter into this Agreement.

E.             The 2005 Noteholders, in order to provide for security for the payment of the principal of, premium, if any, and interest on the 2005 Notes and the payment and performance of all other obligations of the Company under the 2005 Note Purchase Agreement, have required that (i) the Company cause certain Domestic Subsidiaries of the Company to deliver to the 2005 Noteholders a guaranty (collectively, the "2005 Noteholder Guaranties"); (ii) the Collateral Documents secure each of the Secured Parties on an equal and ratable priority basis; and (iii) the 2008 Lenders, the 2005 Noteholders and the 2006 Noteholders enter into this Agreement.

F.             The 2006 Noteholders, in order to provide for security for the payment of the principal of, premium, if any, and interest on the 2006 Notes and the payment and performance of all other obligations of the Company under the 2006 Note Purchase Agreement, have required that (i) the Company cause certain Domestic Subsidiaries of the Company to deliver to the 2006 Noteholders a guaranty (collectively, the "2006 Noteholder Guaranties"); (ii) the Collateral Documents secure each of the Secured Parties on an equal and ratable priority basis; and (iii) the 2008 Lenders, the 2005 Noteholders and the 2006 Noteholders enter into this Agreement.

G.             The 2008 Lenders, the 2005 Noteholders, the 2006 Noteholders and the Collateral Agent desire to enter into this Agreement in order to provide for, among other agreements, the sharing of payments received in respect of the Collateral and the Guaranties (as defined below), all as more fully set forth below.

In consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree a follows:

SECTION 1.	DEFINITIONS/INTERPRETATION.

1.1            Defined Terms.  The following terms shall have the meanings assigned to them below in this §1.1 or in the provisions of this Agreement referred to below:

"Advances" is defined in the Recitals hereof.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 5% or more of any class of Voting Stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

"Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the 2008 Lenders (and defined in 2008 Credit Agreement in such capacity as the "Agent") under the 2008 Credit Agreement, or any successor administrative agent under the 2008 Credit Agreement.

“Banking Services Obligations” means any and all obligations of any of the Company or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, interstate depository network services and international treasury management services), commercial credit cards and stored value cards, in each case, provided to Company or any of its Subsidiaries by any 2008 Lender or any of its Affiliates.

"Bankruptcy Proceeding" means with respect to any Person a general assignment by such Person for the benefit of its creditors or the institution by or against such Person or any proceeding seeking relief as debtor, or seeking to adjudicate such Person as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of such Person or its debts, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking an appointment of a receiver, trustee, custodian or any similar official for such Person or for any substantial part of its property.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago or New York City are authorized or required by law to remain closed.

"Capital Stock" means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Collateral" is defined in the Recitals hereof.

"Collateral Agent" is defined in §2.1.

"Collateral Documents" is defined in the Recitals hereof.

"Company" and "Borrower" is defined in the first paragraph hereof.

"Directing Required Enforcement Secured Parties" is defined in Section 3.1(b).

"Directing Secured Parties" means, with respect to any particular instruction given to the Collateral Agent, each Secured Party that has given such instructions to the Collateral Agent.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of such amount if such currency is any currency other than Dollars, determined by the Collateral Agent in accordance with its customary practices.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Domestic Subsidiary” means each Subsidiary of the Company which is organized under the laws of the United States of America or any state, territory or possession thereof.

"Enforcement" means the commencement of enforcement, collection (judicial or non-judicial foreclosure) or similar proceeding or the exercising of any rights or remedies, or the taking of any other action, under the Collateral Documents (whether or not in a Bankruptcy Proceeding), including, but not limited to, the sale, use, lease or other disposition of the Collateral or appearing in any court on behalf of the interests of any Secured Party in respect of the Collateral.

“Enforcement Direction”  means a written instruction by Required Enforcement Secured Parties to the Collateral Agent directing the Collateral Agent to take action to enforce its Liens against the Collateral, and setting forth with reasonable specificity the types of enforcement action to be taken.

“Enforcement Disagreement” is defined in §3.1(b).

"Event of Default" means an "Event of Default" as defined in the 2005 Note Purchase Agreement, an "Event of Default" as defined in the 2006 Note Purchase Agreement, a "Default" as defined in the 2008 Credit Agreement, or any event with equivalent effects under any other Financing Document.

"Financing Documents" means the 2008 Credit Agreement, the Notes, the Note Purchase Agreements, the Collateral Documents and any other instruments, documents or agreements entered into in connection with any Secured Obligation.

“Foreign Subsidiary” means each Subsidiary which is not a Domestic Subsidiary.

"Foreign Subsidiary Payments" means all payments of any kind from any Foreign Subsidiary, including without limitation all payments from a Foreign Subsidiary directly or under any guaranty or otherwise and all proceeds of assets owned by any Foreign Subsidiary, with respect to any obligations owing by Foreign Subsidiaries under the 2008 Credit Agreement.

"Grantors" means the Company, each Guarantor and each other Person who grants a Lien on any Collateral to the Collateral Agent under the Collateral Documents or any other security document securing the Secured Obligations.

"Guaranties" means the 2008 Lender Guaranties, the 2005 Noteholder Guaranties, and the 2006 Noteholder Guaranties.

"Guarantor" means a Domestic Subsidiary of the Company that delivers a Guaranty.

"2008 Lenders" means (a) the 2008 Lenders, and (b) any Affiliates of any 2008 Lender party to a Rate Management Transaction or owed any Banking Services Obligations.

"Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"Make-Whole Amount" is defined in the applicable Note Purchase Agreement.

"Modine Holding Consolidated Group" means Modine Holding GmbH and its Subsidiaries existing as of the date hereof.

"Net Cash Proceeds" means, without duplication, in connection with any issuance of Capital Stock, sale or other disposition of any asset or any settlement by, or receipt of payment in respect of, any property insurance claim or condemnation award, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale, settlement or payment, net of (i) direct costs relating solely to such sale, other disposition or settlement, including sales commissions and reasonable and documented attorneys' fees, accountants' fees, investment banking fees, and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award (other than any Lien in favor of the Collateral Agent for the benefit of the Secured Parties) and (iii) taxes paid or reasonably estimated to be payable as a result thereof.

"Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions.  "Unrealized losses" means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

"Non-available Proceeds" is defined in 4.1(g).

"Non-Directing Secured Parties" means, with respect to any particular instruction given to the Collateral Agent, each Secured Party that has not given or agreed with such instruction given to the Collateral Agent.

"Note Purchase Agreements" means collectively the 2005 Note Purchase Agreement and the 2006 Note Purchase Agreement.

"Noteholders" means the 2005 Noteholders and the 2006 Noteholders.

"Notes" means collectively the 2005 Notes and the 2006 Notes.

"Notice of Special Default" is defined in §3.1(b).

"Parties" means the 2008 Lenders, the Noteholders and the Collateral Agent.

"Person" means an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

"Proceeds" means all proceeds of the Collateral, including without limitation (a) all proceeds of any collection, sale or other disposition of the Collateral, (b) all payments and other distributions and proceeds with respect to the Collateral in any Bankruptcy Proceeding, (c) all proceeds from any sale or other disposition of any Secured Obligations or any interest therein to any Grantor or any Affiliate thereof, (d) all amounts, if any, from the exercise by any Secured Party of any right of setoff, banker's lien or similar right with respect to any Collateral, and (e) all other amounts from time to time paid or payable under or in connection with any of the Collateral.

"Rate Management Obligation Cash Collateral" means up to $10,000,000 of cash collateral held by any 2008 Lender or its Affiliates to secure all Rate Management Obligations owing pursuant to Rate Management Transactions in existence on the date hereof (as amended or modified from time to time, provided that such amendments or modifications do not increase or extend the monetary obligations due thereunder) among the Company or any of its Subsidiaries and any 2008 Lender or its Affiliates.

"Rate Management Obligations" means any and all obligations of the Company or any Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

"Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Company or any Guarantor which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, in each case entered into to hedge a bona fide risk and not for purposes of speculation.

“Recalculation” is defined in §4.1(i).

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Required Enforcement Secured Parties" means: (a) the Required 2008 Lenders or (b) the Required Noteholders.

"Required Noteholders" means the Noteholders, considered as a single class, holding more than 50% of the aggregate outstanding principal amount of the Notes.

"Required Secured Parties" means (a) the Required 2008 Lenders, and (b) the Required Noteholders.

"Required 2005 Noteholders" shall have the meaning assigned to the term "Required Holders" in the 2005 Note Purchase Agreement.

"Required 2006 Noteholders" shall have the meaning assigned to the term "Required Holders" in the 2006 Note Purchase Agreement.

"Required 2008 Lenders" shall have the meaning assigned to the term "Required Lenders" in the 2008 Credit Agreement, after giving effect to the provisions in Section 2.28 of the 2008 Credit Agreement or otherwise with respect to a Defaulting Lender under the 2008 Credit Agreement.

"Secured Obligations" means at any time, without duplication, all of the following obligations outstanding at such time: principal of, premium (including, without limitation, any Make-Whole Amount payable to any Noteholder), if any, and interest (including without limitation default interest and interest which otherwise may cease to accrue by operation of any insolvency law, rule, regulation or interpretation thereof) and all other obligations and liabilities on or under all Notes, all Advances, all reimbursement obligations under all letters of credit issued pursuant to the 2008 Credit Agreement (including, without limitation, any obligation to provide cash collateral for any outstanding letters of credit), all Rate Management Obligations to which the Company or any of its Subsidiaries and any 2008 Lender or its Affiliates are parties, all Banking Service Obligations and all other obligations of the Company or any of its Subsidiaries under or in respect of any Financing Document, including, without limitation, indemnification payments and all reasonable costs and expenses incurred by the Secured Parties in connection with enforcing or administering any obligations of the Company or Guarantors thereunder, including without limitation the reasonable fees and disbursements of counsel.

"Secured Obligation Distributions" means all Proceeds, whether received pursuant to an Enforcement or otherwise by the Collateral Agent or any other Secured Party, and all payments or other distributions on any of the Secured Obligations, whether by voluntary or mandatory payment, by the exercise of the right of setoff, counterclaim, cross-action, enforcement of any claim in respect of the Secured Obligations owing to any Secured Party by proceedings against any Grantor at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, under any guaranty or otherwise; provided, however, that the following shall be excluded from Secured Obligation Distributions: (i) Foreign Subsidiary Payments and (ii) all payments on any Rate Management Transactions from the Rate Management Obligation Cash Collateral.

"Secured Parties" means the Collateral Agent, the 2008 Lenders and the Noteholders.

"Special Event of Default" means (i) the commencement of a Bankruptcy Proceeding with respect to the Company or any Guarantor, (ii) the acceleration or final maturity (if the relevant Secured Obligations are not paid in full upon such maturity) of any of the Secured Obligations, (iii) the failure to pay principal amount due on the Secured Obligations in an aggregate amount equal to or in excess of $20,000,000, (iv) the occurrence of any other Event of Default if the Required Enforcement Secured Parties have given written notice thereof to the Collateral Agent and requested a specific Enforcement to be taken that is permitted by the Collateral Documents (provided that the Collateral Agent shall not be obligated to take such specific Enforcement unless directed to do so by the Required Enforcement Secured Parties) or (v) the occurrence of the date of July 18, 2011.

"Specified Amount" means as to any Secured Party the aggregate amount of the Secured Obligations owed to such Secured Party.

"Specified Real Property" means the real property of the Grantors listed on Exhibit A hereto and any other real property in which a Lien may hereafter be granted to the Collateral Agent to secure the Secured Obligations.

"Subsidiary" of a Person means any other Person more than 50% of the outstanding Voting Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.  Unless otherwise expressly provided, all references herein to a "Subsidiary" means a Subsidiary of the Company.

"Threshold Secured Debt Ratio" means a ratio equal to the ratio of (a) $94,000,000 to (b) $150,000,000.

"2005 Note Purchase Agreement" is defined in the Recitals hereof.

"2005 Noteholders" is defined in the Recitals hereof.

"2005 Noteholder Guaranties" is defined in the Recitals hereof.

"2005 Notes" is defined in the Recitals hereof.

"2006 Note Purchase Agreement" is defined in the Recitals hereof.

"2006 Noteholders" is defined in the Recitals hereof.

"2006 Noteholder Guaranties" is defined in the Recitals hereof.

"2006 Notes" is defined in the Recitals hereof.

"2008 Credit Agreement" is defined in the Recitals hereof.

"2008 Credit Agreement Commitment" means the aggregate amount of the commitments to make Advances under the 2008 Credit Agreement, as such amount is permanently reduced from time to time, provided that after the termination or expiration of all such commitments, then the outstanding amount of the 2008 Credit Agreement Commitment shall be deemed equal to the outstanding principal balance of all Advances.  As of the date hereof, the 2008 Credit Agreement Commitment equals $175,000,000.  Without duplication of any permanent reduction to the amount of the commitments to make Advances under the 2008 Credit Agreements as provided under the terms thereof, for all purposes of this Agreement the amount of the commitments to make Advances under the 2008 Credit Agreements shall be deemed to be reduced by the 2008 Credit Agreement Reduction Amount.  Notwithstanding anything herein to the contrary, any reduction in the 2008 Credit Agreement Commitment shall be effective for purposes of this Agreement only to the extent that the outstanding principal amount of all Advances under the Credit Agreement has been reduced to an amount equal to or less than all commitments to make Advances under the 2008 Credit Agreement; provided that it is acknowledged that the provisions of this sentence will not apply to the reductions in the commitments to make Advances under the 2008 Credit Agreement specified in Sections 2.3(b) and 2.3(e) of the 2008 Credit Agreement as in effect on the date hereof, as those reductions are made only in connection with a payment being made in the amount of such reduction.

“2008 Credit Agreement Reduction Amount” shall mean the mandatory reductions in the commitments to make Advances under the 2008 Credit Agreement specified in Sections 2.3(b), 2.3(e) and the last paragraph of Section 2.6 of the 2008 Credit Agreement as in effect on the date hereof; provided that such reduction required under the last paragraph of Section 2.6 of the 2008 Credit Agreement as in effect on the date hereof shall be effective only to the extent that the outstanding principal amount of all Advances under the Credit Agreement has been reduced to an amount equal to or less than all commitments to make Advances under the 2008 Credit Agreement as reduced by such provision.

"2008 Credit Agreement Superpriority Amount" means the lesser of (i) the amount in Dollars by which the principal amount outstanding under the 2008 Credit Agreement exceeds $94,000,000 (but excluding any amount by which the aggregate principal amount under the 2008 Credit Agreement exceeds the 2008 Credit Agreement Commitment), and (ii) the 2008 Credit Agreement Superpriority Cap, plus, in all cases, all interest and fees applicable to such amount; provided that any new Advances made after July 18, 2011 shall not be considered part of the 2008 Credit Agreement Superpriority Amount (but it is acknowledged that any Advances outstanding on or before July 18, 2011, including any renewals or continuations thereof at various LIBOR interest periods, shall not be considered new Advances made after July 18, 2011).

"2008 Credit Agreement Superpriority Cap" means (i) $81,000,000 minus (ii) the Credit Agreement Reduction Amount.

"2008 Lender Guaranties" shall have the meanings assigned thereto in the Recitals hereof.

"2008 Lenders" is defined in the Recitals hereof.

"Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar Persons thereof.

1.2            Interpretation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement.  For purposes of this Agreement, the outstanding principal amount: (i) of Secured Obligations relating to letters of credit shall be the sum of the face amount of all letters of credit then outstanding but not drawn upon plus the amount of all unreimbursed obligations due on all letters of credit that have been drawn upon, (ii) of Rate Management Obligations shall be the Net Mark-to-Market Exposure with respect to such Rate Management Obligations at such time and (iii) outstanding under the 2008 Credit Agreement shall be deemed reference to the outstanding principal amount all Advances.

SECTION 2.	APPOINTMENT OF COLLATERAL AGENT.

2.1            Appointment; Nature of Relationship.  JPMorgan Chase Bank, N.A. is hereby appointed by each of the Secured Parties as its contractual representative (in such capacity, the "Collateral Agent") hereunder and under each Collateral Document, and each of the Secured Parties irrevocably authorizes the Collateral Agent to act as the contractual representative of such Secured Party with the rights and duties expressly set forth herein and in the Collateral Documents.  The Collateral Agent agrees to act as such contractual representative upon the express conditions contained in this §2.  Notwithstanding the use of the defined term "Collateral Agent," it is expressly understood and agreed that the Collateral Agent shall not have any fiduciary responsibilities to any Secured Party by reason of this Agreement or any Collateral Document and that the Collateral Agent is merely acting as the contractual representative of the Secured Parties with only those duties as are expressly set forth in this Agreement and the Collateral Documents.  In its capacity as the Secured Parties' contractual representative, the Collateral Agent (i) does not hereby assume any fiduciary duties to any of the Secured Parties, (ii) is a "representative" of the Secured Parties within the meaning of the term "secured party" as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the Collateral Documents.  Each of the Secured Parties hereby agrees to assert no claim against the Collateral Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Secured Party hereby waives.

2.2            Powers.  The Collateral Agent shall have and may exercise such powers hereunder and under the Collateral Documents as are specifically delegated to the Collateral Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Collateral Agent shall have no implied duties to the Secured Parties, or any obligation to the Secured Parties to take any action thereunder except any action specifically provided by this Agreement or the Collateral Documents to be taken by the Collateral Agent.

2.3            General Immunity.  Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be liable to any Grantor or any Secured Party for any action taken or omitted to be taken by it or them hereunder or under any Collateral Document or in connection herewith or therewith except solely to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.  In no event shall the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit).

2.4            No Responsibility, etc  Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection herewith or in any Collateral Document; (b) the performance or observance of any of the covenants or agreements of any Grantor; (c) the existence or possible existence of any Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement or any Collateral Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (g) the financial condition of any Grantor.

2.5            Actions.  The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any Collateral Document in accordance with written instructions signed by the Required Secured Parties or in accordance with the terms of this Agreement and the Collateral Documents, and such instructions and any action taken or failure to act pursuant thereto or otherwise in accordance with the terms of this Agreement and the Collateral Documents shall be binding on all of the Secured Parties.  The Secured Parties hereby acknowledge that the Collateral Agent shall be under no duty to take any discretionary action, if any, permitted to be taken by it pursuant to the provisions of this Agreement or any Collateral Document unless it shall be requested in writing to do so by the Required Secured Parties.  The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder and under any Collateral Document unless it shall first be indemnified to its satisfaction by the Secured Parties pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.  The Collateral Agent shall be under no duty to take any action requested by the Required Secured Parties if such action is not permitted by this Agreement and the Collateral Documents or is contrary to applicable law or regulation.

2.6            Employment of Agents and Counsel.  The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent and shall not be answerable to the Secured Parties for the default or misconduct of any such agents or attorneys-in-fact selected by it.  The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The indemnification, waiver and other protective provisions to which the Collateral Agent is entitled under Agreement shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.  The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

2.7            Reliance on Documents; Counsel.  The Collateral Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Collateral Agent in good faith, which counsel may be employees of the Collateral Agent.

2.8            Collateral Agent's Reimbursement and Indemnification.  The Secured Parties agree to reimburse and indemnify the Collateral Agent ratably in proportion to their respective Secured Obligations (i) for any amounts billed to but not reimbursed by the Company for which the Collateral Agent is entitled to reimbursement by the Company or any of its Subsidiaries, (ii) for any other expenses incurred by the Collateral Agent on behalf of the Secured Parties, in connection with the preparation, execution, delivery, administration and enforcement of this Agreement and the Collateral Documents (including, without limitation, for any expenses incurred by the Collateral Agent in connection with any dispute between the Collateral Agent and any Secured Party or between two or more of the Secured Parties) billed to but not reimbursed by the Company for which the Collateral Agent is entitled to reimbursement by the Company or any of its Subsidiaries, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of this Agreement, the Collateral Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Collateral Agent in connection with any dispute between the Collateral Agent and any Secured Party or between two or more of the Secured Parties), or the enforcement of any of the terms of this Agreement, the Collateral Documents or of any such other documents, provided that no Secured Party shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Collateral Agent.  The obligations of the Secured Parties under this §2.8 shall survive payment of the Secured Obligations and termination of this Agreement.

2.9            Notice of Default.  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default unless the Collateral Agent has received a Notice of Special Default.  The Collateral Agent shall have no duty to inform the Secured Parties of any Event of Default except for its obligation to inform the Secured Parties of a Special Event of Default after it has received a Notice of Special Default as set forth in §3.1(b).

2.10          Rights as a Secured Party.  In the event the Collateral Agent is a Secured Party other than in its capacity as the Collateral Agent, the Collateral Agent (as a Secured Party other than in its capacity as the Collateral Agent) shall have the same rights and powers hereunder and under any Collateral Document with respect to its Secured Obligations as any Secured Party and may exercise the same as though it were not the Collateral Agent and any restrictions on the Collateral Agent shall not apply to JPMorgan Chase Bank, N.A. or any successor Collateral Agent in its capacity as a Secured Party, and the term "Secured Party" or "Secured Parties" shall, at any time when the Collateral Agent is a Secured Party, unless the context otherwise indicates, include the Collateral Agent in its individual capacity.  The Collateral Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any Collateral Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.

2.11          Secured Party Decisions.  Each Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Secured Party and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the Collateral Documents.  Each Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Collateral Documents. Except for any notice, report, document or other information expressly required to be furnished to the Secured Parties by the Collateral Agent hereunder, the Collateral Agent shall have no duty or responsibility (either initially or on a continuing basis) to provide any Secured Party with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries that may come into the possession of the Collateral Agent (whether or not in its capacity as Collateral Agent) or any of their Affiliates.

2.12          Resignation or Removal of Collateral Agent.  (a)  The Collateral Agent may resign at any time by giving at least 60 days' notice thereof to the Secured Parties (such resignation to take effect upon the acceptance by a successor Collateral Agent of any appointment as the Collateral Agent hereunder).  The Collateral Agent may be removed at any time with or without cause by written notice received by the Collateral Agent from the Required Secured Parties, such removal to be effective on the date specified by the Required Secured Parties.  In the event of any such resignation or removal of the Collateral Agent, the Required Secured Parties shall thereupon have the right to appoint a successor Collateral Agent.  If no successor Collateral Agent shall have accepted such appointment within 60 days after the notice of the intent of the Collateral Agent to resign or 60 days of the notice of removal, as the case may be, then the retiring or removed Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent.   If the Collateral Agent has resigned or been removed and no successor Collateral Agent has been appointed, the Required Secured Parties may perform all the duties of the Collateral Agent hereunder and the Grantors shall make all payments in respect of the Secured Obligations to the applicable Secured Party and for all other purposes shall deal directly with the Secured Parties.  Any successor Collateral Agent appointed pursuant to this clause shall be a commercial bank or other financial institution organized under the laws of the United States of America or any state thereof having (1) a combined capital and surplus of at least $500,000,000 and (2) a rating upon its long-term senior unsecured indebtedness of "A" or better by Moody's Investors Service, Inc. or "A" or better by Standard & Poor's Corporation.

(b)            Upon the acceptance by a successor Collateral Agent of any appointment as the Collateral Agent hereunder, or upon the Required Secured Parties performing the duties of the Collateral Agent as set forth above, such successor Collateral Agent or the Secured Parties, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent.  The retiring Collateral Agent shall be discharged from its duties and obligations hereunder upon the appointment of the successor Collateral Agent.  After any retiring Collateral Agent's resignation or removal hereunder as the Collateral Agent, the provisions of this §2.12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.

2.13          Execution of Collateral Documents.  The Secured Parties hereby empower and authorize the Collateral Agent to execute and deliver to the Grantors on their behalf the pledge and security agreement in the form of Exhibit D hereto and all other additional Collateral Agreements and related agreements, documents or instruments approved by, or as instructed by, the Required Secured Parties.  In determining whether any proposed Collateral Document is approved by the Required Noteholders, the Collateral Agent may rely on the counsel which the Collateral Agent believes in good faith is representing the Noteholders.  The Collateral Agent shall provide copies of all Collateral Documents to the Secured Parties.

2.14          Collateral Releases.  The Secured Parties hereby empower and authorize the Collateral Agent to execute and deliver on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases or subordinations of Collateral which shall be permitted by the terms hereof, including without limitation any Collateral held under the Collateral Documents which is permitted to be sold under the terms of this Agreement and all of the other Financing Documents or which shall otherwise have been approved by the Required Secured Parties in writing.

2.15          Actions of the Collateral Agent.  Notwithstanding anything herein to the contrary, all terms and provisions hereof with respect to the Collateral Agent or in any Collateral Document shall be subject to the terms of this §2.

SECTION 3.	DECISIONS RELATING TO ADMINISTRATION AND EXERCISE OF REMEDIES

3.1  Exercise of Rights.

(a)            Except as set forth in this §3.1 and in §3.2, the Collateral Agent agrees that it will not (i) release any Collateral without the direction of the Required Secured Parties and (ii) commence Enforcement without the direction of the Required Enforcement Secured Parties.  The Collateral Agent agrees to administer the Collateral Documents and the Collateral and to make such demands and give such notices under the Collateral Documents as the Required Secured Parties may request, and to take such action to enforce the Collateral Documents following the occurrence of a Special Event of Default and to realize upon, collect and dispose of the Collateral or any portion thereof as may be directed by the Required Secured Parties.  The Collateral Agent may at any time request directions from the Required Secured Parties as to any course of action or other matter relating hereto or relating to any Collateral Document.  If  the Required Secured Parties do not provide written instructions in the case of an emergency, as determined by the Collateral Agent in good faith, in order to protect any of the Collateral, the Collateral Agent may take, but shall have no obligation to take, any and all such actions as it shall deem in good faith to be in the best interests of the Secured Parties, and the Collateral Agent shall have no liability for any such actions or any failure to act; provided that once such instructions from the Required Secured Parties have been received by the Collateral Agent, the actions of the Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action which would be contrary thereto.

(b)            Subject to §3.1(f), upon the occurrence and during the continuance of any Special Event of Default, the Collateral Agent shall commence Enforcement if requested in writing by the Required Enforcement Secured Parties (the "Directing Required Enforcement Secured Parties") pursuant to an Enforcement Direction.  The Collateral Agent shall give each Secured Party prompt notice of its receipt of any Enforcement Direction.  During the period of ten (10) Business Days following delivery of an Enforcement Direction, any Required Enforcement Secured Parties that do not agree with the means of enforcement set out in such Enforcement Direction may give the Collateral Agent written notice of such disagreement indicating the specific directions to which such disagreement pertains (an “Enforcement Disagreement”).  If no notice of an Enforcement Disagreement is duly given within such 10 Business Day period (or if the Required Secured Parties so direct), the Collateral Agent shall proceed promptly to take the action set out in the Enforcement Direction, provided that all actions directed by the Directing Required Enforcement Secured Parties are subject at all times to being overruled by the directions given by the Required Secured Parties.  If a notice of an Enforcement Disagreement is duly given within such 10 Business Day period, the Collateral Agent shall not take any enforcement action with respect to the specific directions that are the subject of such Enforcement Disagreement until the earlier of (i) the date the Required Secured Parties direct the Collateral Agent to take specific enforcement action, or (ii) the date that is sixty days after the date the Enforcement Direction was first delivered.  If at the end of such sixty day period no direction is given by the Required Secured Parties, the Collateral Agent shall not take such steps in any Enforcement as may be directed in writing by the Required Secured Parties unless and until Required Secured Parties consent, provided that after the occurrence of any Special Event of Default and the request by the Required Enforcement Secured Parties to commence Enforcement, the Required Secured Parties shall promptly and diligently direct Enforcement in a commercially reasonable manner, in good faith and as reasonably required to promote and protect the interests of the Secured Parties and to maximize both the value of the Collateral and the present value of the recovery by the Secured Parties on the Secured Obligations, and each Secured Party will from time to time consult with the Collateral Agent and the other Secured Parties in good faith regarding the Enforcement of its rights with a view to recovering amounts due under any of the Collateral Documents.  Any Enforcement may be withdrawn or otherwise rescinded at any time, but only upon the written direction of the Required Secured Parties.  Each Secured Party (or any agent on its behalf) shall give the Collateral Agent prompt notice of any Special Event of Default of which it has actual knowledge and shall note on such notice that it is a "Notice of Special Default" under this Agreement.  Failure to give any such notice, however, does not constitute a waiver of any such Special Event of Default by the Secured Parties or the Collateral Agent or create any liability to the Collateral Agent or any other Secured Party.  The Collateral Agent shall give each Secured Party a written notice (a "Notice of Special Default") promptly after being so notified in writing by a Secured Party that a Special Event of Default has occurred and stating that such notice is a "Notice of Special Event of Default".  Each Party agrees that the Collateral Agent shall act as the Required Secured Parties or, if permitted under this Section 3.1(b), the Directing Required Enforcement Secured Parties, may request (regardless of whether any individual Secured Party agrees, disagrees or abstains with respect to such request), provided that the Collateral Agent shall have no liability for acting in accordance with such request and that no Directing Secured Party or Non-Directing Secured Party shall have any liability to any Non-Directing Secured Party or Directing Secured Party, respectively, for any such request.  The Collateral Agent shall give prompt notice to the Non-Directing Secured Parties of action taken pursuant to the instructions of the Required Secured Parties to enforce the Collateral Documents; provided, however, that the failure to give any such notice shall not impair the right of the Collateral Agent to take any such action or the validity or enforceability under this Agreement of the action so taken.

(c)            The Collateral Agent may at any time request directions from the Required Secured Parties as to any course of action or other matter relating hereto or relating to the Collateral Documents.  Except as otherwise provided in this Agreement or the Collateral Documents, directions given by the Required Secured Parties or the Required Enforcement Secured Parties to the Collateral Agent hereunder shall be binding on all Secured Parties, including all Non-Directing Secured Parties, for all purposes.

(d)            Nothing contained in this Agreement shall affect the rights of any Secured Party to give the Company or any other Grantor notice of any default, accelerate or make demand for payment of their respective Secured Obligations or collect payment thereof other than through a realization on or in respect of the Collateral or any part or portion thereof, nor shall anything contained in this Agreement be deemed or construed to affect the rights of any Secured Party to administer, modify, waive or amend any term or provision of any Financing Document to which it is a party, other than this Agreement and the Collateral Documents.  If the Required Secured Parties or, if permitted under this Section 3.1(b), the Directing Required Enforcement Secured Parties, instruct the Collateral Agent to take any action, commence any proceeding or otherwise proceed against the Collateral or enforce the Collateral Documents, and such action or proceeding is or may be defective without the joinder of other Secured Parties as parties, then all other Secured Parties shall join in such actions or proceedings.  Each Secured Party agrees not to take any action to enforce any term or provision of the Collateral Documents or to enforce any of its rights in respect of the Collateral except through the Collateral Agent in accordance with this Agreement.

(e)            Each Secured Party agrees that, so long as any Secured Obligations are outstanding, the provisions of this Agreement shall provide the exclusive method by which any Secured Party may exercise rights and remedies under the Collateral Documents.  Each Secured Party (other than the Collateral Agent) shall, for the mutual benefit of all Secured Parties, except as permitted under this Agreement:

(i)             except as set forth in §3.1(f), refrain from taking or filing any action, judicial or otherwise, to enforce any right or pursue any remedy under the Collateral Documents, except for delivering notices hereunder;

(ii)            except as set forth in §3.4, refrain from accepting any other security for the Secured Obligations from the Company or any Subsidiary of the Company, except for any security granted to the Collateral Agent for the benefit of all Secured Parties, and            refrain from accepting any guaranty for the Secured Obligations from any Subsidiary of the Company or any other Person unless such guaranty is provided for all the Secured Obligations; and

(iii)           refrain from exercising any right or remedy under the Collateral Documents;

provided, however, that nothing contained in subsections (i) through (iii) above shall prevent any Secured Party from imposing a default rate of interest in accordance with the applicable Financing Document or prevent a Secured Party from raising any defense in any action in which it has been made a party defendant or has been joined as a third party, except that the Collateral Agent may direct and control any defense directly relating to the Collateral or any Collateral Documents in the manner directed by the Required Secured Parties as described herein.

(f)             This Agreement shall continue to be effective among the Secured Parties in any Bankruptcy Proceeding with respect to any Grantor, and in any such Bankruptcy Proceeding, each Secured Party agrees that:

(i)             Except as set forth below in this §3.1(f), the Collateral Agent shall represent all Secured Parties in connection with all matters directly relating to the Collateral, including the use, sale or lease of Collateral, use of cash collateral, relief from the automatic stay and adequate protection, but in doing so the Collateral Agent shall act only on the instructions of the Required Secured Parties; provided that, notwithstanding anything herein to the contrary, no such instructions by the Required Secured Parties shall treat the holders of any of the Secured Obligations differently with respect to rights in the Collateral from the holders of any of the other Secured Obligations and the Required Secured Parties shall use commercially reasonable efforts to provide instructions to the Collateral Agent in a prompt manner. Notwithstanding anything in this Agreement to the contrary, if the Required Secured Parties have not agreed upon the directions to be given to the Collateral Agent in connection with a particular issue in a Bankruptcy Proceeding, each Secured Party (if such Secured Party has reasonably determined that the Required Secured Parties have not agreed upon the directions to be given to the Collateral Agent in connection with a particular issue, and the Collateral Agent shall have no duty to determine if the Required Secured Parties have not agreed on a particular issue) shall have the independent right to initiate an action or actions in such Bankruptcy Proceeding in its individual capacity and to appear and be heard on such issue before the bankruptcy or other applicable court in such Bankruptcy Proceeding with respect to such disputed issue, and such disputed issue may include, without limitation, issues with respect to any question concerning relief from the automatic stay, the post-petition usage of Collateral and post-petition financing arrangements, and, in such circumstances, the Collateral Agent shall not be entitled or required to initiate any actions on behalf of any Secured Party relating to the disputed issue or to appear and be heard on such disputed issue before the bankruptcy or other applicable court.

(ii)            Each Secured Party shall be free to act independently on any issue not directly relating to the Collateral, and nothing herein shall be interpreted to preclude any Secured Party from filing a proof of claim with respect to its Secured Obligations or from casting its vote, or abstaining from voting, for or against confirmation of a plan of reorganization in its sole discretion.

(g)            Each Secured Party (or any applicable agent or representative thereof) shall (i) promptly from time to time, upon the written request of the Collateral Agent notify the Collateral Agent of the outstanding Secured Obligations owed to such Secured Party as of such date as the Collateral Agent may specify; and (ii) promptly from time to time thereafter notify the Collateral Agent of any payment received by such Secured Party to be applied to satisfy such Secured Obligations.  Each Secured Party shall certify as to such amounts owing to such Secured Party and the Collateral Agent shall be entitled to rely conclusively upon such certification.

(h)            Each Secured Party agrees to do such further acts and things and to execute and deliver such additional agreements, powers and instruments as the Collateral Agent may reasonably request to carry into effect the terms, provisions and purposes of this Agreement and the Collateral Documents or to better assure and confirm unto the Collateral Agent its rights, powers and remedies hereunder.

3.2            Release of Collateral.  Unless the Collateral Agent has received written notice from a Secured Party or the Company (and such notice is designated as the "Notice of Event of Default") that an Event of Default exists, the Collateral Agent may (and shall at the request of any Grantor), upon at least ten Business Days prior written notice to the Secured Parties (but without the approval of any Secured Party), (i) release any Collateral which is permitted to be sold or disposed of or otherwise released pursuant to the 2008 Credit Agreement and the Note Purchase Agreements and execute and deliver such releases as may be necessary to terminate of record the Collateral Agent’s security interest (for the benefit of the Secured Parties) in such Collateral, provided that any sale or other disposition which requires a further consent of any Secured Party under the 2008 Credit Agreement or either Note Purchase Agreement, as the case may be, shall not be deemed permitted thereunder without receipt of the required further consent; and (ii) subordinate any Lien on any property which constitutes Collateral to the holder of any purchase money security interest in such property or lease of equipment and so long as such purchase money security interest or the Lien under such equipment lease attaches only to the property so acquired or leased and is permitted by the Financing Documents.  In determining whether any such release or subordination is permitted, the Collateral Agent may, in the absence of actual notice to the contrary (and without any review of any Financing Document or any other investigation or inquiry), conclusively rely upon a certificate from the Company that such release or subordination is permitted by the applicable Financing Documents if not acting in bad faith.  The Secured Parties hereby empower and authorize the Collateral Agent to execute and deliver to the Company and its Subsidiaries on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any Collateral Document or which shall otherwise have been approved by the Required Secured Parties in writing.

3.3            Perfection of Security Interests. The Collateral Agent shall provide the Secured Parties with a written description of the steps it has taken to perfect the security interests in the Collateral, and the Collateral Agent shall have no obligation to take any further steps to perfect any security interests in the Collateral unless (a) the Collateral Agent has received written notice from a Secured Party referring to this Agreement and specifically describing such further steps and stating that such notice is a "Notice of Request for Additional Perfection Action" (and, if any such notice is received by the Collateral Agent, the Collateral Agent shall give prompt notice thereof to the Secured Parties) and (b) the Required Enforcement Secured Parties instruct the Collateral Agent in writing to take such further steps requested in such notice.

3.4            Excluded Collateral. The following assets of the Grantors shall be excluded from the Collateral: (a) purchase money Liens on such equipment and other fixed assets which is permitted by the terms of the Financing Documents so long as such Lien attaches only to the property so acquired or leased with such purchase money obligations and to the extent the agreement creating such Lien prohibits additional Liens on such property; (b) certificated motor vehicles, unless requested by the Required Secured Parties; (c) Rate Management Obligation Cash Collateral and (d) other property with a fair market value that, individually or in the aggregate with all other such property, is not, in the judgment of the Required Secured Parties, material.  Notwithstanding anything contained herein, (i) the Agent shall be permitted to take a security interest in and a Lien on the assets owned by any Foreign Subsidiary solely as security for the obligations owing by Foreign Subsidiaries under the 2008 Credit Agreement and procure guaranties from any Foreign Subsidiary solely for the obligations owing by Foreign Subsidiaries under the 2008 Credit Agreement, and the Agent shall not be required to make such security interest and Lien or guaranty available to the Collateral Agent for the benefit of the Noteholders, and (ii) any 2008 Lender or its Affiliates party to Rate Management Transactions in existence on the date hereof (as amended or modified from time to time, provided that such amendments or modifications do not increase or extend the monetary obligations due thereunder) with Company or any of its Subsidiaries shall be permitted to take a security interest in Rate Management Obligation Cash Collateral as security for the Rate Management Obligations under such Rate Management Transactions and they shall not be required to make such security interest and Lien available to the Collateral Agent for the benefit of any other Secured Party.

3.5            Appointment for Perfection.  Each Secured Party hereby appoints each other Secured Party as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control.  Should any Secured Party (other than the Collateral Agent) obtain possession or control of any such Collateral, such Secured Party shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 4.	APPLICATION OF SECURED OBLIGATION DISTRIBUTIONS.

4.1  Application of Proceeds.

(a)            Any and all Secured Obligation Distributions at any time on or after and during the continuance of a Special Event of Default shall be allocated (as determined in accordance with the provisions of this §4.1) in the following order:

(i) FIRST:   To the payment of the reasonable costs and expenses of the Collateral Agent, including, without duplication, reasonable fees and expenses of counsel of the Collateral Agent and all reasonable out-of-pocket expenses, liabilities and advances made or incurred by the Collateral Agent, including without limitation advances made by the Collateral Agent to  preserve or protect the Collateral, or any portion thereof, or to enhance the likelihood of, or maximize the amount of, the collection of the Proceeds of the Collateral;

(ii) SECOND:  To the payment of any indemnification payments made by the Secured Parties hereunder and the reasonable costs and expenses of the 2008 Lenders and the Noteholders to the extent they constitute Secured Obligations, including, without duplication, reasonable fees and expenses of counsel for the 2008 Lenders or the Noteholders and all reasonable out-of-pocket expenses, liabilities and advances made or incurred by the 2008 Lenders or the Noteholders in connection with the applicable Financing Documents;

(iii) THIRD:  To the ratable payment of the 2008 Credit Agreement Superpriority Amount to the 2008 Lenders;

(iv) FOURTH:  To the ratable payment of the Secured Obligations to the Secured Parties not described above, other than (1) the aggregate principal amount (and any interest related thereto) under the 2008 Credit Agreement in excess of the 2008 Credit Agreement Commitment, (2) the aggregate principal amount (and any interest related thereto) under the 2005 Notes in excess of $75,000,000, as permanently reduced from time to time, (3) the aggregate principal amount (and any interest related thereto) under the 2006 Notes in excess of $75,000,000, as permanently reduced from time to time, and (4) any Make-Whole Amount or similar prepayment premium under the Note Purchase Agreements to the extent it exceeds an amount that would have been calculated using the interest rates and other terms applicable to the Notes prior to the amendments of the Note Purchase Agreements and the Notes executed on or about the date hereof;

(v) FIFTH: To the ratable payment of all other Secured Obligations to the Secured Parties; and

(vi) SIXTH: After payment in full of all Secured Obligations, to the payment to or upon the order of Grantors, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such Proceeds.

Until such Secured Obligation Distributions are so applied, each Secured Party shall hold such Secured Obligation Distributions in its custody in accordance with its regular procedures for handling deposited funds.  Any Secured Obligation Distributions received directly by any Secured Party which it would not be entitled to retain hereunder shall be promptly paid over to the Collateral Agent for distribution in accordance with this Agreement.  Any such Secured Obligation Distributions not paid over to the Collateral Agent in accordance with the preceding sentence shall be, and shall be deemed to be, held in trust by such Secured Party for the benefit of all of the Secured Parties.

(b)            Notwithstanding the above or any other term of this Agreement or any Financing Document, all Secured Parties and Grantors agree that each principal payment on the Advances that would cause the principal balance of the Advances under the Credit Agreement to be less than $94,000,000 and each principal payment on the Notes that would cause the principal balance of the Notes to be less than $150,000,000, in each case made when a Special Event of Default is not in existence, shall be paid over to the Collateral Agent and held in a special collateral account with the Collateral Agent, which account shall be in the name and under the sole dominion and control of the Collateral Agent, for the benefit of the Secured Parties and in which the Borrower and its Subsidiaries shall have no interest, pursuant to arrangements satisfactory to the Collateral Agent (such account and the funds on deposit therein, any investment of such funds and interest and other proceeds thereof, collectively, the “Collateral Agent Intercreditor Collateral Account”).  Although it is acknowledged that the Borrower and its Subsidiaries shall have no interest in the Collateral Agent Intercreditor Collateral Account, each Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest, if any, in and to all funds which may from time to time be on deposit in the Collateral Agent Intercreditor Collateral Account to secure the prompt and complete payment and performance of the Secured Obligations, subject to the terms of this Agreement.  The Collateral Agent may invest any funds on deposit from time to time in the Collateral Agent Intercreditor Collateral Account in short-term obligations of, or fully guaranteed by, the United States of America, and any interest thereon shall accumulate in the Collateral Agent Intercreditor Collateral Account.  The Collateral Agent shall distribute the amounts in the Collateral Agent Intercreditor Collateral Account as follows:  (i) to pay the 2008 Credit Agreement Superpriority Amount at any time requested by the Agent when a Special Event of Default does not exist; (ii) upon the occurrence of a Special Event of Default, to pay the Secured Obligations in the order required under Section 4.1(a); and (iii) at any other time as agreed to by the Secured Parties (and subject to any terms agreed to in writing by the Secured Parties), to pay the Secured Obligations in the order required under Section 4.1(a); provided that, if the amount on deposit in the Collateral Agent Intercreditor Collateral Account exceeds $5,000,000 for more than 30 consecutive days, the Secured Parties agree to use reasonable commercial efforts (without any obligation) to reach an agreement to disburse the funds held in the Collateral Agent Intercreditor Collateral Account under this clause (iii), subject to clauses (i) and (ii).

(c)            Any Secured Obligation Distributions applied in accordance with each of the levels in §4.1(a)(ii), (iii), (iv) and (v) above shall be allocated within that level so that each Secured Party shall receive payment of its proportionate amount of all such Secured Obligation Distributions based upon the proportion which the amount of such Secured Obligations at such level of such Secured Party bears to the total amount of all Secured Obligations at such level of all such Secured Parties.  Notwithstanding anything herein to the contrary, (i) only the amount of the Rate Management Obligations in excess of the Rate Management Obligation Cash Collateral shall be considered outstanding in determining the allocation of any Secured Obligation Distributions to any Rate Management Obligations and (ii) any letters of credit constituting Secured Obligations shall not be considered outstanding for purposes of any allocations in the relevant level to the extent such Secured Obligations have been and are cash collateralized under §4.1(e).

(d)            Payments of Secured Obligation Distributions in respect of (i) the Advances shall be made to the 2008 Lenders in accordance with applicable 2008 Credit Agreement; (ii) the Notes shall be made as directed in writing by the Noteholder to whom paid; and (iv) any other Secured Obligations shall be made as directed in writing by the applicable holder thereof to whom paid.

(e)            For the purposes of payments and distributions hereunder, the full amount of Secured Obligations on account of any letter of credit shall be deemed to be then due and owing, and the face amount of any letters of credit then outstanding but not drawn upon and all unreimbursed obligations due on any letter of credit that have been drawn upon shall be considered principal owing pursuant to Secured Obligations relating to letters of credit, provided that any Secured Obligation Distributions distributed in respect thereof shall be deposited in a separate collateral account in the name of and under the control of the Collateral Agent and held by the Collateral Agent first as security for such letter of credit Secured Obligations and then as security for all other Secured Obligations and the amount of such Secured Obligation Distributions so deposited shall be applied to such letter of credit Secured Obligations at such times and to the extent that such letter of credit Secured Obligations become absolute liabilities and if and to the extent that any letter of credit Secured Obligations fail to become absolute Secured Obligations because of the expiration or termination of the underlying letters of credit without being drawn upon then such Secured Obligation Distributions attributable to such letter of credit shall be applied to the remaining Secured Obligations in the order provided herein.

(f)             If at any time the Collateral Agent or any Secured Party is required to restore or return to any Grantor any amount distributed to the Secured Parties pursuant to the provisions of this Agreement (including specifically this §4.1), whether such restoration or return is required by reason of a Bankruptcy Proceeding or otherwise, then each Secured Party shall be required to return to the Collateral Agent or such Secured Party such Secured Party's proportionate share of the amounts so required to be returned by the Collateral Agent or such Secured Party.

(g)            Nothing herein contained shall obligate any Secured Party to resort to any setoff, banker's lien or similar right, the taking of any such action to remain within the absolute discretion of such Secured Party without obligation of any kind to the other Secured Parties to take any such action; provided, however, that no Secured Party shall resort to any such setoff, banker’s lien or similar right unless directed by the Required Secured Parties or, if permitted under Section 3.1(b), the Directing Required Enforcement Secured Parties.

(h)            Non-cash proceeds of Collateral and proceeds of Collateral which, due to a restraining order or otherwise, are not permitted to be applied to the Secured Obligations, or because the Collateral Agent or the receiving Secured Party in the exercise of its reasonable discretion has determined it to be impracticable to divide and apply any such non-cash proceeds to the payment of any of the Secured Obligations owed to the Secured Parties (herein referred to as "Non-available Proceeds") shall be held by the Collateral Agent or, as the case may be, the Secured Party so receiving such Non-available Proceeds, as agent for the Secured Parties.  At such time as such Non-available Proceeds are later converted to cash or such Non-available Proceeds are later permitted to be applied, or later become practical to divide and may otherwise be applied, against any of the Secured Obligations, then such Non-available Proceeds shall promptly be divided and paid at such time in accordance with the terms of this Agreement.  Notwithstanding the foregoing, if any Non-available Proceeds that are non-cash and are available to be applied in satisfaction of any Secured Obligation by operation of a plan of reorganization in any Bankruptcy Proceeding, the Required Secured Parties may direct the Collateral Agent to distribute such non-cash distribution to the Secured Parties as provided in §4.1(a).

(i)             Among other purposes of this Agreement, each Secured Party hereby agrees with each other Secured Party that it is a purpose of this Agreement that all 2008 Credit Agreement Superpriority Amount shall be paid in full and the commitments to make Advances that would be part of the 2008 Credit Agreement Superpriority Amount shall be terminated before any principal payments are made on the Advances that would cause the principal balance of the Advances under the Credit Agreement to be less than $94,000,000 and before any principal payments are made on the Notes that would cause the principal balance of the Notes to be less than $150,000,000, and after the 2008 Credit Agreement Superpriority Amount is paid in full and such commitments are terminated, then it is a purpose of this Agreement that the ratio of the outstanding principal balance of the Advances under the 2008 Credit Agreement to the outstanding principal balance of the Notes shall equal the Threshold Secured Debt Ratio.  Accordingly, if the Threshold Secured Debt Ratio is not achieved at any time after the occurrence of a Special Event of Default and after the 2008 Credit Agreement Superpriority Amount has been paid in full, each applicable 2008 Lender and Noteholder will pay over to the other applicable 2008 Lenders and Noteholders such amounts as shall result in the ratio of the outstanding principal balance of the Advances under the 2008 Credit Agreement to the outstanding principal balance of the Notes being equal to the Threshold Secured Debt Ratio.  For purposes of this Section 4.1(i) (1) the aggregate principal amount under the 2008 Credit Agreement, after all 2008 Credit Agreement Superpriority Amount have paid in full and the commitments to make Advances that would be part of the 2008 Credit Agreement Superpriority Amount have been terminated, in excess of $94,000,000, (2) the aggregate principal amount under the 2005 Notes in excess of $75,000,000, and (3) the aggregate principal amount under the 2006 Notes in excess of $75,000,000, shall each be disregarded.  The Collateral Agent shall determine the amount of payments owed by the Secured Parties under this paragraph, and all Secured Parties required to make any payments to any other Secured Party shall make such payments to the Collateral Agent and the Collateral Agent shall distribute such payment to the appropriate Secured Party.

Any re-allocations of any Secured Obligations due to any other payments and other transfers among the Secured Parties of any of the Secured Obligations under this §4.1(i) shall be deemed to reduce the Secured Obligations of any Secured Party receiving any payment or other transfer and shall be deemed to restore and reinstate the Secured Obligations of any Secured Party making any payment or other transfer, in each case by the amount of such payment and other transfer; provided that if for any reason such restoration and reinstatement shall not be binding against the Company, then the amount of such payments or other transfers shall be deemed to be and shall be in consideration of the purchase for cash at fair value, but without recourse, a like principal amount of the Advances or Notes, as the case may be, held by the Secured Party receiving such payment or transfer.  Notwithstanding anything herein to the contrary, the Collateral Agent may adjust allocations of the Secured Obligation Distributions under §4.1(a)(iii), (iv) and (v) to achieve the allocations and adjustments required under this §4.1(i).

SECTION 5.	AGREEMENTS AMONG THE SECURED PARTIES.

5.1            Independent Actions by Secured Parties.  Nothing contained in this Agreement shall prohibit any Secured Party from accelerating the maturity of, or demanding payment from the Company or any Guarantor on any Secured Obligation or from instituting legal action against the Company or any Guarantor to obtain a judgment or other legal process in respect of such Secured Obligation, but any funds received from the Company or any Guarantor in connection with any recovery therefrom shall be subject to the terms of this Agreement.

5.2            Relation of Secured Parties.  This Agreement is entered into solely for the purposes set forth herein, and no Secured Party assumes any responsibility to any other party hereto to advise such other party or information known to such other party regarding the financial condition of the Company or any Guarantor or of any other circumstances bearing upon the risk of nonpayment of the Secured Obligations.  Each Secured Party specifically acknowledges and agrees that nothing contained in this Agreement is or is intended to be for the benefit of the Company or any Guarantor and nothing contained herein shall limit or in any way modify any of the obligations of the Company or any Guarantor to the Secured Parties.

5.3            Contesting Liens or Security Interests; No Partitioning or Marshalling of Collateral; Contesting Secured Obligations.

(a) Neither the Collateral Agent nor any Secured Party shall contest, directly or indirectly, the validity, perfection, priority or enforceability of or seek to avoid, have declared fraudulent or have set aside any lien or security interest granted to the Collateral Agent for the benefit of the Secured Parties or any Guaranty and each party hereby agrees to cooperate in the defense of any action contesting the validity, perfection, priority or enforceability of such liens or security interests or Guaranties.

(b) Notwithstanding anything to the contrary in this Agreement or in any Collateral Document, no Secured Party shall have the right to have any of the Collateral, or any security interest or other property being held as security for all or any part of the Secured Obligations by the Collateral Agent, partitioned, or to file a complaint or institute any proceeding at law or in equity to have any of the Collateral or any such security interest or other property partitioned, and each Secured Party hereby waives any such right. Each Secured Party hereby waives any and all rights to have the Collateral, or any part thereof, marshaled upon any foreclosure of any of the liens or security interests securing the Secured Obligations.

(c) Neither the Collateral Agent nor any Secured Party shall contest the validity or enforceability of or seek to avoid, have declared fraudulent or have set aside any Secured Obligations. In the event any Secured Obligation is invalidated, avoided, declared fraudulent or set aside for the benefit of any Grantor, the Collateral Agent and the Secured Parties agree that such Secured Obligations shall nevertheless be considered to be outstanding for all  purposes of this Agreement.

(d) Each party hereto agrees to cooperate fully with the other parties hereto, in the exercise of its reasonable judgment, to the end that the terms and provisions of this Agreement may be promptly and fully carried out. Each party hereto also agrees, from time to time, to execute and deliver any and all other agreements, documents or instruments and to take such other actions, all as may be reasonably necessary or desirable to effectuate the terms, provisions and intent of this Agreement.

5.4            Acknowledgment of Guaranties.  The Secured Parties hereby expressly acknowledge the existence of the Guaranties.

SECTION 6.	ADDITIONAL PARTIES.

No Secured Party shall transfer the Secured Obligations owing to it unless and until the transferee agrees to be bound by the terms and conditions of this Agreement by executing and delivering to the Collateral Agent a supplement hereto in the form of Exhibit B or Exhibit C, as applicable, appropriately completed.  Each transferee of any Secured Obligations shall take such Secured Obligations subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken or authorized hereunder by each previous holder of such Secured Obligations prior to the receipt by the Collateral Agent of written notice of such transfer; and, except as expressly otherwise provided in such notice, the Collateral Agent may conclusively assume that the transferee named in such notice shall thereafter be vested with all rights and powers as a Secured Party under this Agreement (and the Collateral Agent may conclusively assume that no Secured Obligations have been subject to any transfer other than transfers of which the Collateral Agent has received such a notice).  Upon the written request of any Secured Party, the Collateral Agent will provide such Secured Party with copies of any written notices of transfer received pursuant hereto.

SECTION 7.	MISCELLANEOUS.

7.1            Entire Agreement.  This Agreement represents the entire Agreement among the Secured Parties and, except as otherwise provided, this Agreement may not be altered, amended or modified except in a writing executed by all the parties to this Agreement.

7.2            Notices.  Notices hereunder shall be given to the Secured Parties at their addresses as set forth in the applicable Financing Document, as the case may be, or at such other address as may be designated by each in a written notice to the other parties hereto.

7.3            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the Secured Parties and their respective successors and assigns, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any future holder or holders of any Secured Obligations, and the term "Secured Party" shall include any such subsequent holder of Secured Obligations, wherever the context permits.  No Person other than a Secured Party and the Collateral Agent shall have or be entitled to assert any rights or benefits hereunder or otherwise enforce any provisions of this Agreement.  Any assignment by any Secured Party shall be specifically subject to such assignee agreeing to be bound by the terms of this Agreement pursuant to Section 6.  Any sale, assignment, transfer, negotiation or participation of the Secured Obligations shall be made, and automatically shall be, subject to this Agreement and to any notice given or other action taken hereunder at any time, and any such purchaser, assignee, transferee, participant or other recipient shall automatically be subject to the terms of this Agreement.

7.4            Consents, Amendments, Waivers.  All amendments, waivers or consents of any provision of this Agreement shall be effective only if the same shall be in writing and signed by the Collateral Agent and the Required Secured Parties, provided that any amendment, waiver or consent of any provisions of this Agreement which increases the obligations of any of the Grantors under any Collateral Document shall be effective as to this Agreement but not with respect to the affected Collateral Document unless agreed to by the Company.  Any term of the Collateral Documents may be amended, and the performance or observance by the parties to a Collateral Document of any term of such Collateral Document may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Collateral Agent only upon the written consent of the Required Secured Parties.  Notwithstanding the foregoing, the Collateral Agent may, without the consent of the Required Secured Parties, amend the Collateral Documents (a) to add property hereafter acquired by any Grantor intended to be subjected to the Collateral Documents or to correct or amplify the description of any property subject to the Collateral Documents and (b) to cure any ambiguity or cure, correct or supplement any defective provisions of the Collateral Documents (so long as the same shall in no respect be adverse to the interest of any Secured Party).  Notwithstanding anything herein to the contrary, the Collateral Agent shall not, without the consent of the Required Secured Parties, foreclose on any real property.

7.5            Governing Law.  This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Illinois applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

7.6            Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

7.7            Severability.  In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.8            Continuing Agreement; Reinstatement.  This Agreement shall constitute a continuing agreement which shall remain in effect until all Secured Obligations shall have been paid in full, at which time this Agreement shall terminate. Each party to this Agreement agrees that this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the proceeds of any Collateral is rescinded or must otherwise be restored by any party hereto, in any Bankruptcy Proceeding as though such payment had not been made.

7.9            Conflict with Other Agreements.  The parties hereto agree that in the event of any conflict between the provisions of this Agreement and the provisions of any other agreement or instrument (including without limitation all Financing Documents), the provisions of this Agreement shall control.  The agreements herein (including without limitation the defined terms used therein) are solely for the benefit of the Secured Parties and their respective successors and assigns and no other Person (including without limitation any Grantor) shall have any right, remedy, claim, benefit, priority or other interest under, or because of the existence of, this Agreement.

7.10          Resolution of Drafting Ambiguities. Each party hereto acknowledges that it was represented by counsel in connection with this Agreement, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

7.11          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, each of the parties herein has caused this Agreement to be executed as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ James M. Sumoski
Name: James M. Sumoski
Title: Vice President

2008 LENDERS:

JPMORGAN CHASE BANK, N.A., as Agent and as a 2008 Lender

By:	/s/ James M. Sumoski
Name: James M. Sumoski
Title: Vice President

BANK OF AMERICA, N.A., as a 2008 Lender

By:	/s/ Steven K. Kessler
Name: Steven K. Kessler
Title: Senior Vice President

M&I MARSHALL & ILSLEY BANK, as a 2008 Lender

By:	/s/ Gina A. Peter
Name: Gina A. Peter
Title: Senior Vice President

By:	/s/ Karen I. Diatta
Name: Karen I. Diatta
Title: Assistant Vice President

WELLS FARGO BANK, N.A., as a 2008 Lender

By:	/s/ Jennifer Clack
Name: Jennifer Clack
Title: Vice President/Principal

DRESDNER BANK AG in Stuttgart, as a 2008 Lender

By:	/s/ Ralf Mulik
Name: Ralf Mulik
Title: Director

By:	/s/ Ekkehard Albrecht
Name: Ekkehard Albrecht
Title: Director

U.S. BANK, NATIONAL ASSOCIATION, as a 2008 Lender

By:	/s/ Caroline V. Krider
Name: Caroline V. Krider
Title: Vice President & Senior Lender

COMERICA BANK, as a 2008 Lender

By:	/s/ Heather A. Whiting
Name: Heather A. Whiting
Title: Vice President

2005 NOTEHOLDERS:

AMERICAN FAMILY LIFE INSURANCE COMPANY

By:	/s/ Phillip Hannifin
Name: Phillip Hannifin
Title: Investment Director

MODERN WOODMEN OF AMERICA

By:	/s/ Douglas A. Pannier
Name: Douglas A. Pannier
Title: Portfolio Manager - Private Placements

THE PRUDENTIAL LIFE INSURANCE COMPANY LTD.

By:	Prudential Investment Management (Japan), Inc.,
as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/ illegible
Title: Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc.,
as investment manager

By:	/s/ illegible
Title: Vice President

MTL INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P.
(as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ illegible
Title: Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ illegible
Title: Vice President

STANDARD INSURANCE COMPANY

By:	/s/ Julie Grandstaff
Name:	Julie Grandstaff
Title:	Vice President & Managing Director

STATE FARM LIFE AND ACCIDENT ASSURANCE COMPANY

By:	/s/ Julie Hoyer
Name:	Julie Hoyer
Title:	Senior Investment Officer

By:	/s/ Jeffrey T. Attwood
Name:	Jeffrey T. Attwood
Title:	Investment Officer

STATE FARM LIFE INSURANCE COMPANY

By:	/s/ Julie Hoyer
Name:	Julie Hoyer
Title:	Senior Investment Officer

By:	/s/ Jeffrey T. Attwood
Name:	Jeffrey T. Attwood
Title:	Investment Officer

STATE OF WISCONSIN INVESTMENT BOARD

By:	/s/ Christopher P. Prestigiacomo
Name:	Christopher P. Prestigiacomo
Title:	Portfolio Manager

WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY

By:	/s/ James J. Stolze
Name:	James J. Stolze
Title:	Assistant Vice President

2006 NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ illegible
Title:	Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan), Inc.
as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/ illegible
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc.,
as investment manager

By:	/s/ illegible
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY, LTD.

By:	Prudential Investment Management (Japan), Inc.
as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/ illegible
Title:	Vice President

AMERICAN BANKERS INSURANCE COMPANY OF FLORIDA, INC.
AMERICAN MEMORIAL LIFE INSURANCE COMPANY
AMERICAN SECURITY INSURANCE COMPANY
TIME INSURANCE COMPANY
UNION SECURITY INSURANCE COMPANY
SECURITY BENEFIT LIFE INSURANCE COMPANY, INC.
ZURICH AMERICAN INSURANCE COMPANY

By:.	Prudential Private Placement Investors, L.P
(as Investment Advisor)

By:.	Prudential Private Placement Investors, Inc
(as its General Partner)

By:	/s/ illegible
Title:	Vice President

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Brian Roelke
Name:	Brian Roelke
Title:	Director

COUNTRY LIFE INSURANCE COMPANY

By:	/s/ John Jacobs
Name:	John Jacobs
Title:	Director – Fixed Income

STANDARD INSURANCE COMPANY

By:	/s/ Julie Grandstaff
Name:	Julie Grandstaff
Title:	Vice President & Managing Director

CONSENT AND AGREEMENT

Each of the undersigned hereby consents to the provisions of the above Collateral Agency and Intercreditor Agreement (the "Agreement") and the transactions contemplated thereby and agrees to be bound by any terms or provisions applicable to it, but any amendment of the Agreement not consented to in writing by each of the undersigned shall not affect the obligations of the undersigned under the Agreement.  Without limiting the foregoing, each of the undersigned further agrees (i) that, by reason of any re-allocation of any Secured Obligation Distributions or any other adjustments and transfers among the Secured Parties of any of the Secured Obligations under the Agreement, any payments or distributions received by any party to the Agreement which must be paid over to the other party thereto shall reduce the Secured Obligations of the undersigned to the party to whom such payments and distributions must be paid over to and shall not restore, and not reduce, the Secured Obligations of such party which must pay over such payments or distributions by the amount thereof (and the undersigned acknowledge that the obligation of the undersigned for such restored Secured Obligations shall be reinstated), and (ii) to recognize all priorities and other rights granted by the Agreement to the parties thereto.

The Company and the Guarantors jointly and severally agree to pay or reimburse the Collateral Agent for the payment of (i) the reasonable fees and expenses of counsel to the Collateral Agent, in connection with the preparation, execution, delivery and administration of the Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby, and in connection with advising the Collateral Agent as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of the Agreement, the Collateral Documents, and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Collateral Agent (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any enforcement of, or the exercise or preservation of any rights under, the Agreement or any of the Collateral Documents.  The Company and the Guarantors jointly and severally agree to pay the Collateral Agent all reasonable fees and expenses of the Collateral Agent in connection with its administration and monitoring of the Collateral.  The Company and the Guarantors jointly and severally hereby indemnify and shall hold the Collateral Agent and its officers, directors, employees and agents, harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Collateral Agent or any such Person may incur or which may be claimed against any of them with respect to the execution, delivery, enforcement, performance and administration of the Agreement or any Collateral Document; provided, however, the Company and the Guarantors shall not be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Collateral Agent.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

IN WITNESS WHEREOF, the Company and the Guarantors have caused this Consent and Agreement to be executed as of the date first above written.

MODINE MANUFACTURING COMPANY

By:	/s/ Bradley C. Richardson
Name:	Bradley C. Richardson
Title:	Executive Vice President – Corporate
Strategy and Chief Financial Officer

MODINE, INC.

By:	/s/ William K. Langan
Name:	William K. Langan
Title:	President

MODINE ECD, INC.

By:	/s/ Bradley C. Richardson
Name:	Bradley C. Richardson
Title:	Vice President/Assistant Treasurer